EXHIBIT 10.18

Execution Copy

Recruiter.com Group, Inc.

500 Seventh Ave.

New York, New York 10018

Attn.: Mr. Evan Sohn

Chief Executive Officer

November 9, 2021

Dear Mr. Sohn:

This letter agreement (this “Agreement”), when executed by the parties hereto, will memorialize our understanding and constitute an agreement between Recruiter.com Group, Inc., a Nevada corporation (collectively with its subsidiaries, the “Company”) and Centrecourt Asset Management LLC, a New York limited liability company (“Centrecourt Asset Management”), pursuant to which the Company agrees to retain Centrecourt Asset Management and Centrecourt Asset Management agrees to be retained by the Company under the terms and conditions set forth below:

1.

Term. The term of this Agreement shall be twelve (12) months, commencing on the day first written above (the “Term”). Upon the end of the Term, this Agreement, except as expressly provided herein, shall terminate.

2.	Services. The Company hereby retains Centrecourt Asset Management to provide it with financial advisory services.

3.

Compensation. As compensation for the financial advisory services to be provided by Centrecourt Asset Management to the Company pursuant to this Agreement and for services previously rendered by Centrecourt Asset Management, the Company shall pay to Centrecourt Asset Management or its designee the following: (i) 96,790 shares of Common Stock of the Company , and (ii) such other fees as are mutually agreed by the parties. In the event the Company files a registration statement in regard to its shares of common stock, Centrecourt or its designee shall be entitled to include such shares in such registration statement unless the underwriter of such offering doesn’t permit the inclusion of such shares.

4.

Independent Contractor. The parties intend that an independent contractor relationship be created by this Agreement. Centrecourt Asset Management agrees that Centrecourt Asset Management and Centrecourt Asset Management’s principals, partners, members, employees, subcontractors and agents are not and will not become agents, employees, partners, joint employers or joint ventures of the Company, and have no authority to act on behalf of the Company or to bind the Company to any contract or otherwise. Centrecourt Asset Management will not imply or state the contrary to third parties. Neither Centrecourt Asset Management nor Centrecourt Asset Management’s principals, partners, members, employees, subcontractors, and agents shall be entitled to any of the rights or benefits that the Company provides to its employees. Centrecourt Asset Management acknowledges and agrees that neither Centrecourt Asset Management nor Centrecourt Asset Management’s principals, partners, members, employees, subcontractors and agents will be entitled to worker’s compensation insurance benefits or unemployment compensation insurance benefits from the Company as a result of this Agreement or any work performed by Centrecourt Asset Management or by Centrecourt Asset Management’s principals, partners, members, employees, subcontractors or agents under this Agreement.

5.

Expenses. The Company shall reimburse Centrecourt Asset Management for any and all reasonable expenses incurred by Centrecourt Asset Management in the performance of its duties hereunder, which expenses shall not exceed the total amount of $1,000 without the Company’s consent. Centrecourt Asset Management shall account for such expenses to the Company by submission of vouchers reasonably satisfactory to the Company setting forth in reasonable detai1 the amount and reason for such cost or expense.

1 of 6

6.

Performance. All obligations of Centrecourt Asset Management contained in this Agreement shall be subject to Centrecourt Asset Management’s reasonable availability for such performance, in view of the nature of the requested service and the amount of notice received. Centrecourt Asset Management shall devote such time and effort to the performance of its duties hereunder as Centrecourt Asset Management shall determine is reasonably necessary for such performance. Centrecourt Asset Management may look to such others for such factual information, investment recommendations, economic advice and/or research, upon which to base its advice to the Company hereunder, as it shall deem appropriate. The Company shall furnish to Centrecourt Asset Management all information relevant to the performance by Centrecourt Asset Management of its obligations under this Agreement, or particular projects as to which Centrecourt Asset Management is acting as advisor, which will permit Centrecourt Asset Management to know all facts material to the advice to be rendered, and all materials or information reasonably requested by Centrecourt Asset Management. In the event that the Company fails or refuses to furnish any such material or information reasonably requested by Centrecourt Asset Management, and thus prevents or impedes Centrecourt Asset Management’s performance hereunder, any inability of Centrecourt Asset Management to perform shall not be a breach of its obligations hereunder. No material non-public information shall be furnished to Centrecourt Asset Management or its affiliates, principals, partners, members, employees, subcontractors or agents without its prior written consent.

7.

No Exclusivity. Nothing contained in this Agreement shall limit or restrict the right of Centrecourt Asset Management or of any partner, affiliate, employee, agent or representative of Centrecourt Asset Management, to be a partner, director, officer, employee, agent or representative of, or to engage in, any other business, whether or not of a similar nature to the Company’s business, nor to limit or restrict the right of Centrecourt Asset Management to render services of any kind to any other corporation, firm, individual or association. It is also understood that affiliates of Centrecourt Asset Management are shareholders and warrant holders of the Company and may time to time sell such securities.

8.

Indemnification. Because Centrecourt Asset Management will be acting on your behalf, it is Centrecourt Asset Management’s practice to receive indemnification. A copy of Centrecourt Asset Management’s standard indemnification provisions (the “Indemnification Provisions”) is attached to this Agreement and is incorporated herein and made a part hereof.

9.

No Assignment. This Agreement may not be transferred, assigned or delegated by any of the parties hereto without the prior written consent of the other party hereto; provided that Centrecourt Asset Management may assign its rights to payment to an affiliate without the prior written consent of the Company.

10.

Benefits, etc. Centrecourt Asset Management shall be solely responsible for all federal, state and local taxes and related contributions attributable to the payments from the Company to Centrecourt Asset Management for consulting services. Centrecourt Asset Management acknowledges that Centrecourt Asset Management is an independent contractor for federal, state and local income and employment tax purposes. Centrecourt Asset Management shall be responsible for all personal income and other payroll taxes payable with respect to compensation received hereunder and accepts exclusive liability for all contributions required under social security laws and unemployment compensation laws or other payments under any laws of similar character for Centrecourt Asset Management. Centrecourt Asset Management shall not be entitled to receive any benefits under any employee benefit plan or program of any kind maintained by the Company.

2 of 6

11.

Confidentiality. (a) Centrecourt Asset Management acknowledges that during the term of this Agreement, in the performance of consulting services under this Agreement, Centrecourt Asset Management will come into possession of additional Confidential Information (as such term is defined below) Centrecourt Asset Management hereby covenants and agrees it shall use the Confidential Information solely in connection with the purposes of its obligations under this Agreement, and that Centrecourt Asset Management shall not at any time disclose any confidential information of the Company to any third party, unless such disclosure is (i) previously authorized by the Company in writing, or (ii) required by applicable legal proceeding. In the event that Centrecourt Asset Management is required by applicable legal proceeding (including, without limitation, by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, or other legal proceeding) to disclose any Confidential Information, Centrecourt Asset Management shall, unless otherwise advised by counsel, provide the Company with prompt prior written notice of such requirement. Centrecourt Asset Management shall also, to the extent legally permissible and unless otherwise advised by counsel, provide the Company as promptly as practicable with a description of the information that may be required to be disclosed (and, if applicable, the text of the disclosure itself) and unless otherwise advised by counsel cooperate with the Company, to the extent the Company may seek to limit such disclosure, including, if requested, by taking all reasonable steps to resist or narrow any such disclosure or to obtain a protective order or other remedy with respect thereto. If a protective order or other remedy is not obtained and disclosure is legally required, Centrecourt Asset Management shall (i) disclose such information only to the extent required in the opinion of Centrecourt Asset Management’s legal counsel, and (ii) unless otherwise advised by counsel give advance notice to the Company of the information to be actually disclosed as far in advance as is reasonably possible. In any such event, Centrecourt Asset Management and Centrecourt Asset Management’s legal counsel shall use reasonable commercial efforts to ensure that all Confidential Information that is so disclosed is accorded confidential treatment by the recipient thereof. Notwithstanding the foregoing, no material non-public information shall be furnished to Centrecourt Asset Management or its affiliates without its prior written consent.

(b)	The provisions of this Section 11 shall survive expiration or termination of this Agreement.

(c)

“Confidential Information” means all information (whether written or oral) and materials concerning the Company or any business or assets that the Company may target for acquisition which the Company or its affiliates or their employees or representatives has furnished or may hereafter furnish to the Centrecourt Asset Management or which the Centrecourt Asset Management learns in connection with the performance of its duties hereunder. Confidential Information specifically includes, but is not limited to, pricing, costs, other financial information, drawings, artwork, designs, formulations, processes, patent applications, research procedures, models, prototypes, samples, specifications, test results, analyses, software, forecasts and studies. Notwithstanding the foregoing, Confidential Information does not include any information or materials which the Centrecourt Asset Management can clearly demonstrate (a) is or becomes generally available to the public other than as a result of an unauthorized disclosure by the Centrecourt Asset Management, (b) is or becomes available to the Centrecourt Asset Management from a third party, other than on a confidential basis from the Company or its affiliates, which third party represents to the Centrecourt Asset Management that it is entitled to disclose such information, (c) was known to the Centrecourt Asset Management prior to receipt thereof by the Centrecourt Asset Management from the Company or its affiliates, or (d) is approved for release by the express prior written authorization of the Company or its affiliates and then only after such approval and only for the purpose specified.

12.

Amendments and Waivers. The failure or neglect of the parties hereto to insist, in any one or more instances, upon the strict performance of any of the terms or conditions of this Agreement, or their waiver of strict performance of any of the terms or conditions of this Agreement, shall not be construed as a waiver or relinquishment in the future of such term or condition, but the same shall continue in full force and effect.

13.

Notices. Any notices hereunder shall be sent to the Company and to Centrecourt Asset Management at their respective addresses. Any notice shall be given by hand delivery, email transmission or overnight delivery or courier service, against receipt therefor, and shall be deemed to have been given when received. Either party may designate any other address to which notice shall be given by giving written notice to the other of such change of address in the manner herein provided.

14.

Governing Law. This Agreement has been made in the State of New York and shall be construed and governed in accordance with the laws thereof without giving effect to principles governing conflicts of law.

15.

Entire Agreement. This Agreement contains the entire agreement between the parties as to the subject matter hereof, may not he altered or modified, except in writing, and signed by the party to be charged thereby, and supersedes any and all previous agreements between the parties relating to the subject matter hereof.

16.	Counterparts. This Agreement shall be binding upon the parties hereto and their respective heirs, administrators, successors and permitted assigns.

3 of 6

If you are in agreement with the foregoing, please execute two copies of this letter in the space provided below and return them to the undersigned.

Yours truly,

Centrecourt Asset Management LLC

By:	/s/ Richard Smithline
Name: Richard Smithline
Title: Chief Executive Officer

ACCEPTED AND AGREED TO

AS OF THE DATE FIRST ABOVE

WRITTEN:

 Recruiter.com Group, Inc.

By: /s/ Evan Sohn_________________________________

Name: Evan Sohn

Title: Chief Executive Officer

4 of 6

INDEMNIFICATION PROVISIONS

Recruiter.com Group, Inc., a corporation (collectively with its Subsidiaries, and future subsidiaries, the “Company”), agree to indemnify and hold harmless Centrecourt Asset Management LLC, a New York limited liability company (“Centrecourt Asset Management”), and each of its members, officers, directors and affiliates, including without limitation, Puritan Partners, LLC a New York Limited Liability Company, from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise are each a “Liability”), including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which Centrecourt Asset Management is a party), directly or indirectly, relating to, based upon, arising out of, or in connection with, its acting for the Company under the Agreement, dated as of November ___, 2021 between the Company and Centrecourt Asset Management to which these indemnification provisions are attached and form a part (the “Agreement”), except to the extent that any such Liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from Centrecourt Asset Management’ gross negligence or willful misconduct. The Company also agrees that Centrecourt Asset Management shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of Centrecourt Asset Management, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from Centrecourt Asset Management’s gross negligence or willful misconduct.

The indemnification provisions contained herein shall be in addition to any liability which the Company may otherwise have to Centrecourt Asset Management or the persons identified below in this sentence and shall extend to the following: Centrecourt Asset Management, its affiliated entities, partners, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, employees, legal counsel, agents and controlling persons of any of them. All references to Centrecourt Asset Management in these indemnification provisions shall be understood to include any and all of the foregoing.

If any action, suit, proceeding or investigation is commenced, as to which Centrecourt Asset Management proposes to demand indemnification, it shall notify the Company with reasonable promptness (but any failure by Centrecourt Asset Management to notify the Company shall not relieve the Company from its obligations hereunder except to the extent the Company is damaged by such failure); and the Company shall promptly assume the defense of such action, suit, proceeding or investigation, including the employment of counsel (reasonably satisfactory to Centrecourt Asset Management) and payment of fees and expenses. Notwithstanding the foregoing sentence, Centrecourt Asset Management shall have the right to retain counsel of its own choice to represent it and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company, but the fees and expenses of such counsel employed by Centrecourt Asset Management shall be at the expense of Centrecourt Asset Management unless (i) the employment of such counsel shall have been authorized in writing by the Company in connection with the defense of such action, (ii) the Company shall not have promptly employed counsel reasonably satisfactory to Centrecourt Asset Management, or (iii) counsel appointed to represent Centrecourt Asset Management shall have reasonably concluded that there is a conflict of interest that precludes such counsel from representing the Company or its affiliates and Centrecourt Asset Management and its affiliates, in such event such fees and expenses shall be borne by the Company and the Company shall not have the right to direct the defense of such action on behalf of Centrecourt Asset Management. The Company shall be liable for any settlement of any claim against Centrecourt Asset Management made with the Company’s written consent, which consent shall not be unreasonably withheld. The Company shall not, without the prior written consent of Centrecourt Asset Management, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as unconditional term thereof, the giving by the c1aimant to Centrecourt Asset Management of an unconditional release from all liability in respect of such claim.

5 of 6

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and Centrecourt Asset Management, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, and disbursements to which the indemnified persons may be subject in accordance with the relative benefits received by the Company, on the one hand, and Centrecourt Asset Management, on the other hand, and also the relative fault of the Company, on the one hand, and Centrecourt Asset Management, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements and all relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, Centrecourt Asset Management shall not be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by Centrecourt Asset Management pursuant to the Agreement.

Neither termination nor completion of the engagement of Centrecourt Asset Management referred to above shall affect these indemnification provisions which shall then remain operative and in full force and effect.

6 of 6